Exhibit 99.2

First Quarter 2015 Earnings Script

TPA

Hello and welcome to the FitLife Brands first quarter 2015 conference call.  My name is Jeff Elliott, investor relations representative for FitLife Brands. Joining me today are John Wilson, Chief Executive Officer and Mike Abrams, Chief Financial Officer.

For today’s call, John will begin with a brief summary of the quarter. Mike will review the financials and then John will comment on business development activities.

Earlier today, the company issued a press release containing first quarter financial results. The press release may also be found at fitlifebrands.com under the “Investor Relations” section.

Before we get under way I'd like to ask everyone to take note of the safe harbor paragraph that appears at the end of the press release issued this morning covering the company's financial results.  This paragraph states that any forward-looking statements that we make speak only as of the date made, are subject to inherent risks and uncertainties (including those described in our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q) and should not be unduly relied upon.  Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements.

I'd now like to turn the call over to John Wilson.

John Wilson

Thank you Jeff and hello everyone. Thank you for joining us today for this review of our first quarter 2015.

During the last several quarters, there was a lot of work behind the scenes to lay a foundation for two major growth drivers that will provide for the next stage of accelerated growth in our business.  FIRST, we prepared for the launch of a new brand and products that will provide our first sales into GNC corporate stores this year.  And SECOND, we had an aggressive new product development schedule for our GNC Franchise exclusive brands that we believe will drive an acceleration of growth with our GNC franchise business this year.

We also recently transitioned to GNC Centralized distribution system, which has made for difficult comparisons on our top line, which our CFO, Mike Abrams, will review momentarily.  Importantly, while we are experiencing some volatility in results, our sales volumes at retail remain favorable and the long term effect of this transition, will not affect our bottom line or our opportunities for significant growth.

Now, I will turn it over to Mike for a review of the financials for the quarter and I’ll be back to give an update on our strategies and outlook. Mike…

Mike Abrams

Thank you John.

During my comments, I will refer to a presentation that was posted earlier this afternoon on our website.

Page 3 of the presentation shows the Company’s quarterly revenue comparisons for 2015.  For the first quarter 2015, total revenue was $3.8 million, versus $6.3 million in the same period a year ago.  The 40 percent decrease in revenue was due primarily to the company’s shift from a direct selling model to the GNC centralized distribution platform.  While we expect no material ongoing impact on the business due to the distribution shift, the transition did impact certain revenue and expense items.  The transition affected revenue in two ways.  First, we now sell at an approximate 10% discount to GNC.  In exchange for selling directly to GNC, we eliminate some of our warehouse, distribution and credit card processing fees, which I’ll cover in a minute.   The second way that the transition affected revenue was that prior to the transition, major customers built inventory as a defensive measure, which positively impacted Q1, Q2 and, to a much lesser extent, Q3 causing a revenue shift into the 1st half of 2014, which makes comps for the first half of the year a less reliable metric.

In addition to the transition to GNC’s centralized distribution, our revenue comparisons was negatively affected by a disruption in our supply chain.  Some of our vendors had difficulty getting raw materials which caused delays in production.  As a result, we ended the quarter with substantial unfilled orders and entered the second quarter with a backlog of $1.3 million.  To put that number in perspective, entering any given quarter we normally have a backlog of a hundred thousand dollars plus or minus.  We are working through these supply chain issues and expect to return to normal delivery times in the coming months.

To summarize… the revenue comparisons were disappointing.  However, we are working through this volatility and retail unit volumes were favorable during the first quarter, which is a better metric to indicate the strength of our brands.

Moving on to Page 4 of the deck, which highlights the significant items in our operating statement.   Offsetting the lower average selling price that I described earlier, the shift to GNC’s centralized distribution had a positive effect on our profit margins.   For the first quarter 2015, gross margin was 41 percent, a 380 basis point improvement from the comparable period last year.  The improvement was primarily related to lower overall direct costs associated with shipping, and warehousing as we shifted away from shipping direct to the stores, and towards GNC’s centralized distribution platform.

Operating expense comparisons were a bit clouded for the first quarter, as the first quarter this year included substantially higher non-cash compensation expense that was related to the partial vesting of a previously issued stock grant, as well as an option grant for key employees.  Excluding this from the comparison, our General and administrative costs were substantially lower due to lower credit card processing fees another benefit that we expected form the shift to  GNC’s Centralize distribution system.

Excluding the non-cash charges form the comparison, our non-GAAP net income margin was 9.4%, which is below the 15% we delivered last year, but well above our targeted range of 6 to 8%.

Our diluted share count was 8.2 million as compared to 8.5 million at the beginning of the year.  Since the end of 2014, we announced that we have actively been buying back shares and during the first quarter we repurchased 120,000 shares at an average price of $2.13 per share.  Through both of these actions in the past 18 months, our total our share count has decreased by nearly 500,000, or 5.6%.  We still have approximately $380,000 of open to buy on our share repurchase program and plan to be active in the market as conditions warrant.

On page 7, we have selected items from our balance sheet. As of March 31, 2015 we had $4.4 million in cash, which is unchanged compared to the beginning of the year.  At the end of the first quarter 2015, total debt was $1.3 million, a decrease of 9% over the previous year’s first quarter.

As of March 31, 2015, our inventory was approximately $1.6 million and inventory turns during the quarter were 4.7 times. This is in line with our targeted 4 to 6 turn range. Our accounts receivable were $2.4 million and our DSOs were 51 days.  This is in our targeted range of 45 to 60 day range. Prior to the transition to GNC’s centralized system many customers paid with credit cards which results in fast payment but a corresponding expense.  Under the new system, we are paid by GNC pursuant to their standard vendor policies and procedures, which resulted in increased DSOs.  Due to the timing of payments, we expect DSOs are likely to fluctuate significantly from quarter to quarter, but on average will remain within our targeted range.

Please also review our earnings release and our 10-Q for further financial information.
Now I will turn the call back over to John.

John Wilson

Thank you, Mike.

Before I get into our business update, I will give a brief introduction to those of you who are new to our company. We are a premium marketer and manufacturer of proprietary nutritional supplements for health conscious consumers. Our sports performance, weight loss and general nutrition products are marketed under the NDS, PMD, Siren labs and CoreActive brand names. We are the number one third-party vendor by sales volume in the GNC franchise system, and if you include the corporate GNC locations, we are only in approximately 20 percent of their total door count.  We have a brand-centric growth platform with a track record of success and multiple channel opportunities.

Our strategic initiatives are focused on two primary drivers FIRST is product innovation, and SECOND is broadening our distribution network.

Regarding Product innovation, each year, we strive to generate approximately 25% of our revenue from new products introduced in the past 12 to 18 months.  In addition to being a key part of our revenue growth strategy, continuous innovation in our product line is important for our consumers as well as our channel partners.  For our consumers, innovation allows us to keep up to date with the latest ingredients and trends and introduce products that are relevant to changing consumer demand, as well as drive increased consumption.  For our channel partners, keeping our product line fresh drives repeat usage, trial and growth in their businesses.  During 2014 and carrying on in to this year, we have had a significant acceleration in the pace of innovation.   Our new product schedule includes the introduction of 27 new SKUs including eight new products, 16 reformulated products and three new flavors.  The continued innovation in our GNC franchise exclusive brands demonstrates our commitment to our GNC franchisee partners, has helped firmly establish FitLife as the leading third-party vendor within the GNC franchise system, and finally will be the primary driver for growth of our sales to the GNC domestic franchisee system.

Next I’ll speak to our domestic and international growth. Domestically, we are currently in approximately 900 GNC franchise locations, which represents approximate 85% of their total doors.  Our continued focus domestically is to continue to drive same store sales through, among other things, building on our reputation of innovative and effective products, in addition to increasing the average number of SKUs offered in existing locations.

Internationally, we are in more than 300 locations in 18 countries.  We have built a beachhead in these markets and for the near term our efforts will transition away from adding new countries, to a greater focus on driving more business within the country we currently sell.   To this end, we are working with our international franchisee partners and have created training programs, not only to educate their staff on the benefits of FitLIfe Brands, but also the sports nutrition category as a whole.  We have recently had success significantly expanding the SKU count in one of our international customers and we expect more to come. It is important to note that, due to its relatively small size, our international franchisee business can be lumpy from quarter to quarter and year to year.  In addition, the strong dollar has also provided a bit of a headwind internationally.  Nevertheless, we are expecting strong double digit growth in our international business this year as we gain traction with our international franchisee partners.  Going forward, we have several years of strong organic growth opportunities in front of us as we seek to build on our growing international presence. The footprint of the average international franchisee location is smaller, but overall we believe the international system offers a large market opportunity.

We remain committed to the continued growth, development and evolution of our existing brands, NDS, PMD and Siren Labs, which will remain exclusive to the GNC franchise system. The GNC franchisees have been a huge driver of our success over the last few years and we are excited to continue to work with them in partnership going forward. We are also very excited about the pending introduction of our new GNC corporate-exclusive line, with the new brand Metis Nutrition.

As previously announced, we will be launching our new GNC Corporate exclusive brand, Metis Nutrition, during the second quarter. This is our first foray into GNC Corporate owned stores and we are extremely excited about the opportunity. GNC has 3,250 U.S. Corporate-owned stores, which compares to the approximately 900 domestic franchisee stores that we are currently selling into.  Based on our past success with franchise exclusive brands, we have the long-term opportunity to generate at least two to three times as much revenue from our new Metis Brand.  We expect shipments of the first SKU to begin during the second quarter with 3-4 additional SKU’s to follow shortly thereafter.  The scale of the opportunity should be noted as we expect that our initial shipments will go out to over 1,000 corporate owned GNC locations.

Before I conclude, I’ll also note that part of our long-term growth strategy involves disciplined M&A.  We continue to be actively involved in evaluating potential M&A targets within the highly fragmented health and nutrition markets. Any likely acquisition target will be within our existing sports nutrition and weight loss verticals.

We thank you for listening and welcome your feedback and questions. You can contact Mike or myself or Three Part Advisors at the contact information listed on our press release.  Thank you again.